Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2012 FIRST QUARTER FINANCIAL RESULTS

Announces $3.6 Million Contract with Subsidiary of Global Energy Services Company

Q1 2012 OVERVIEW

•	Revenue rose 8.7% to $13.4 million from $12.3 million in Q1 2011
•	Gross margin increased to 29.3% from 28.2% in Q1 2011
•	Operating income improved to $0.2 million from an operating loss of $0.3 million in Q1 2011
•	Pre-tax income rose to $0.8 million from $0.4 million in Q1 2011
•	Net income of $0.5 million, or $0.03 per diluted share, compared to net income of $1.0 million, or $0.05 per diluted share, in Q1 2011
•	EBITDA of $0.9 million compared to EBITDA of $0.7 million in Q1 2011

AT MARCH 31, 2012

•	Total cash and equivalents of $17.2 million, excluding $5.4 million of restricted cash and unrestricted Certificates of Deposit
•	Working capital of $29.8 million
•	$0 long-term debt
•	Backlog of $56.5 million

Sykesville, MD – May 15, 2012 - GSE Systems, Inc. (“GSE” or “the Company”) (NYSE Amex: GVP), a global energy services solutions provider, announced financial results for the first quarter ended March 31, 2012.

Jim Eberle, Chief Executive Officer of GSE, commented, “In Q1 2012, we successfully built upon the themes that made 2011 a historic year for GSE.  We generated improvements in revenue, gross margin, and operating income over Q1 2011, diversified our revenue streams and broadened our portfolio of energy services solutions, and maintained a strong financial position.  We are very pleased with the progress of our business development efforts, which contributed to a $5.0 million increase to our backlog at March 31, 2012 from December 31, 2011.  During Q1 2012, were awarded contracts totaling $17.8 million that address diverse end markets, such as nuclear, fossil, process simulation, engineering, and training, and serve global geographies, including China.”

Mr. Eberle continued, “Each of our business development activities and growth initiatives align with our core operating thesis that as energy demand continues to rise, the looming shortage of qualified energy operations professionals – many of whom are at or near retirement age - remains a growing industry concern.”

Q1 2012 RESULTS

Q1 2012 revenue was $13.4 million, up 8.7% from $12.3 million in Q1 2011, due primarily to higher fossil simulation revenue.

Gross profit in Q1 2012 rose to $3.9 million, or 29.3 % of revenue, from $3.5 million, or 28.2% of revenue, in Q1 2011, due to a combination of factors.  Revenue related to the full scope simulator and digital control system order from a Slovak utility, which has an overall lower gross profit percentage than GSE’s normal gross profit percentage, declined to $1.1 million, or 8.0% of total revenue in Q1 2012, from $1.7 million, or 14.2% of revenue, in Q1 2011.  Also contributing to the improved Q1 2012 gross profit percentage margin was higher revenue from the Company’s fossil simulation business.

Operating income for Q1 2012 improved to $0.2 million from an operating loss of $0.3 million in Q1 2011.  The improvement primarily reflects higher revenues and gross profit percentage in Q1 2012, and a decline in amortization expense related to the acquisitions of TAS Engineering Consultants in 2010 and EnVision Systems in 2011.

Pre-tax income for Q1 2012 rose to $0.8 million from $0.4 million in Q1 2011.

Income tax expense was $0.2 million in Q1 2012 compared to an income tax benefit of $0.6 million in Q1 2011. In Q1 2011, GSE recorded deferred tax liabilities of $1.0 million in conjunction with the acquisition of EnVision Systems, which reduced the consolidated U.S. net deferred tax asset by $1.0 million.  As GSE had a full valuation allowance on its U.S. net deferred tax assets prior to the acquisition, the Company reduced the valuation allowance by $1.0 million in Q1 2011.

Net income for Q1 2012 was $0.5 million, or $0.03 per basic and diluted share, compared to net income of $1.0 million, or $0.05 per basic and diluted share.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q1 2012 was $0.9 million compared to EBITDA of $0.7 million in Q1 2011.

Backlog at March 31, 2012 was $56.5 million, compared to $51.5 million at December 31, 2011.  At March 31, 2012, approximately $4.7 million of GSE’s backlog was related to the Slovakia project.

GSE’s cash position at March 31, 2012 was $17.2 million, excluding $5.4 million of restricted cash and unrestricted Certificates of Deposit, as compared to cash and equivalents of $20.3 million, excluding $6.2 million of restricted cash and unrestricted Certificates of Deposit, at December 31, 2011.  The reduction in cash from December 31, 2011 was primarily related to cash flow timing, $0.3 million in treasury stock purchases of GSE common stock (see “Share Repurchase” discussion, below), and a $0.5 million investment in the GSE-UNIS joint venture.

UPDATE ON SLOVAKIA CONTRACT

In May 2012, Slovenské elektrárne, a.s. (“SE”), with which GSE is contracted to provide a full scope simulator for a two unit reactor plant in Slovakia, notified the Company of its decision to suspend work under the contract due to changes in the Slovakian regulation requiring SE to redesign certain aspects of the plant.  This decision to suspend the contract is not related to work being performed by GSE.  GSE is currently negotiating with SE regarding ways the companies can continue to work together, including supporting the project during the suspension period, and other hardware and software changes that SE would like incorporated into the final simulator.

NEW CONTRACTS

GSE also announced that it has received more than $5.0 million of new orders subsequent to Q1 2012. The largest of these orders was generated by GSE’s wholly-owned subsidiary, GSE EnVision LLC.  Under a multi-year agreement, GSE EnVision will provide simulation and computer-based learning modules to assist the subsidiary of a global energy services company in core fundamental operations training for control room operators, instrumentation and maintenance technicians, and process engineers in multiple refinery and ethylene plants, as well as engineering centers.  Other contracts included work extensions on existing projects, including additional work on two small modular reactor simulators.

Mr. Eberle, “These new awards are indicative of our continuing focus on business development.  GSE EnVision’s robust library of generic refining models, comprehensive tutorials, and a learning management system complements GSE’s customized, high-fidelity simulation and training systems.  GSE EnVision’s products provide introductory training on fundamental systems and equipment common across the electric generation, oil & gas refining, and chemical industries, which allow users to establish a working knowledge of process fundamentals, plant operations, and interaction.  With this knowledge, energy professionals are better prepared to utilize the full-scope, real-time simulators provided by GSE.  We will continue to introduce GSE EnVision’s products in our established power markets, and pursue additional sales opportunities in new and existing customer channels.”

SHARE REPURCHASE

Under the provisions of the share repurchase program authorized by GSE’s Board of Directors in March 2011, during the three months ended March 31, 2012, GSE repurchased 162,387 shares of common stock for an aggregate purchase price of $0.3 million.

CONFERENCE CALL

Management will host a conference call this afternoon at 4:30 pm Eastern Time to discuss the results.  Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

http://www.investorcalendar.com/IC/CEPage.asp?ID=168243

ABOUT GSE SYSTEMS, INC.

GSE Systems, Inc. provides a wide range of simulation and training solutions to the global energy (nuclear and non-nuclear) industry, and is the world leader in nuclear simulation.  The Company has over four decades of experience, more than 1,000 installations, and hundreds of customers in over 50 countries spanning the globe.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide.  GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Tarrytown, New York; Madison, New Jersey; Cary, North Carolina; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, Scotland; and Beijing, China.  Information about GSE Systems is available via the Internet at http://www.gses.com

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan, Senior Vice President
Chief Executive Officer	(212) 836-9608
GSE Systems Inc.	dsullivan@equityny.com
(410) 970-7950
Thomas Mei, Account Executive
(212) 836-9614
tmei@equityny.com

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GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended
	March 31,
	2012	2011

Contract revenue	$13,389	$12,322
Cost of revenue	9,470	8,847

Gross profit	3,919	3,475

Selling, general and administrative	3,486	3,420
Depreciation	137	125
Amortization of definite-lived intangible assets	78	217
Operating expenses	3,701	3,762

Operating income (loss)	218	(287)

Interest income, net	51	33
Gain on derivative instruments, net	400	588
Other income, net	86	65

Income before income taxes	755	399

Provision (benefit) for income taxes	225	(614)

Net income	$530	$1,013

Basic income per common share	$0.03	$0.05
Diluted income per common share	$0.03	$0.05

Weighted average shares outstanding - Basic	18,395,585	19,210,954
Weighted average shares outstanding - Diluted	18,468,818	19,498,353

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
	(unaudited)
	March 31, 2012	December 31, 2011

Cash and cash equivalents	$17,185	$20,326
Restricted cash - current	3,241	3,505
Current assets	47,092	47,920
Long-term restricted cash	858	897
Total assets	$58,728	58,815

Current liabilities	17,283	$17,680
Long-term liabilities	1,789	2,352
Stockholders' equity	$39,656	38,783

EBITDA Reconciliation

EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”).  Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended
	March 31,
	2012	2011

Net income	$530	$1,013
Interest income, net	(51)	(33)
Provision (benefit) for income taxes	225	(614)
Depreciation and amortization	215	342
EBITDA	$919	$708